Exhibit 99.1

RE/MAX Holdings, Inc. Reports Preliminary Third Quarter 2021 Results

DENVER, Nov. 22, 2021 /PRNewswire/ --

Preliminary Third Quarter 2021 Highlights
(Compared to third quarter 2020 unless otherwise noted)

  Total Revenue increased 28.0% to $91.0 million
  Revenue excluding the Marketing Funds increased 25.9% to $67.7 million, and was comprised of 6.9% organic growth1, 18.3% growth from acquisitions and 0.7% growth from foreign currency movements
  Net loss attributable to RE/MAX Holdings, Inc. of $25.1 million and loss per diluted share (GAAP EPS) of $1.34
  Adjusted EBITDA2 of $35.0 million, Adjusted EBITDA margin2 of 38.4% and Adjusted earnings per diluted share (Adjusted EPS2) of $0.71
  Total agent count increased 4.6% to 140,936 agents
  U.S. and Canada combined agent count increased 2.2% to 85,656 agents
  Total open Motto Mortgage franchises increased 32.3% to 176 offices3

Operating Statistics as of October 31, 2021
(Compared to October 31, 2020 unless otherwise noted)

  Total agent count increased 3.8% to 141,399 agents
  U.S. and Canada combined agent count increased 1.9% to 85,746 agents
  Total open Motto Mortgage franchises increased 32.8% to 178 offices3

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), the first national mortgage brokerage franchise brand in the U.S., today announced preliminary operating results for the third quarter ended September 30, 2021.

"We achieved record third quarter revenue, Adjusted EBITDA and Adjusted EPS driven by contributions from the largest Independent Region acquisition in our history, broad-based performance in our core operations, and a healthy housing market," said Adam Contos, RE/MAX Holdings Chief Executive Officer. "Our performance reaffirmed that the investments we've made in recent years have significantly diversified and expanded our revenue and growth opportunities. Organic revenue growth excluding the Marketing Funds also was strong, up nearly 7% in the third quarter, with much of the incremental revenue translating into profit.

"Our two primary brands are vibrant and growing. The July acquisition of RE/MAX INTEGRA's North American operations performed better than expected during the quarter and brought nearly 20,000 agents into our company-owned regions and overall, the RE/MAX network has grown by more than 6,000 agents year over year. Our Motto Mortgage footprint continues to increase as well, with healthy franchise sales and a year-over-year increase in open offices of more than 30%.

"Given the strength of the third quarter, we are again increasing our Adjusted EBITDA guidance for 2021, and we anticipate finishing the year on a high note. Looking further ahead, we are excited about our growth prospects in 2022 and beyond."

Preliminary Third Quarter 2021 Operating Results

Agent Count

The following table compares agent count as of September 30, 2021 and 2020:

	As of September 30,		Change
	2021	2020	#	%
U.S.	62,007	62,304	(297)	(0.5)
Canada	23,649	21,498	2,151	10.0
Subtotal	85,656	83,802	1,854	2.2
Outside the U.S. & Canada	55,280	50,967	4,313	8.5
Total	140,936	134,769	6,167	4.6

Preliminary Revenue

RE/MAX Holdings generated total revenue of $91.0 million in the third quarter of 2021, an increase of $19.9 million, or 28.0%, compared to $71.1 million in the third quarter of 2020. Total revenue grew primarily due to incremental revenue from the RE/MAX INTEGRA North American regions acquisition, fewer agent recruiting initiatives versus the prior year, increased broker fees stemming from rising home prices, price increases and Motto growth. Recurring revenue streams, which consist of continuing franchise fees and annual dues, increased $8.5 million, or 25.6%, compared to the third quarter of 2020 and accounted for 61.2% of revenue (excluding the Marketing Funds) in the third quarter of 2021, almost even with last year's 61.3%.

Preliminary Operating Expenses

Total operating expenses were $128.6 million for the third quarter of 2021, an increase of $68.4 million, compared to $60.1 million in the third quarter of 2020. Third quarter total operating expenses increased primarily due to increased settlement and impairment charges and higher selling, operating and administrative expenses. Third quarter 2021 settlement and impairment charges were higher primarily due to the recognition of a $40.5 million loss on the effective settlement of the pre-existing master franchise contracts, which had royalty rates below the current market rate, in conjunction with the acquisition of RE/MAX INTEGRA's North American regions. The loss represents the difference between previously contracted royalty rates and the current market rate. Also, third quarter 2020 selling, operating and administrative expenses were lower due to temporary COVID-19 costs savings measures.

Selling, operating and administrative expenses were $51.1 million in the third quarter of 2021, an increase of $22.9 million, or 81.1%, compared to the third quarter of 2020 and represented 75.4% of revenue, excluding the Marketing Funds, compared to 52.5% in the prior-year period. Selling, operating and administrative expenses increased primarily due to higher equity-based compensation expense related to acquisitions and the portion of the corporate bonus paid in stock; higher personnel costs from headcount increases largely from acquisitions, and the elimination of the corporate bonus and suspension of the 401(k) match in the prior year; an increase in acquisition-related expenses; increased investments in technology; and higher travel and events expenses compared to the prior year, partially offset by lower bad debt expense driven by improved collections.

Depreciation and amortization expenses increased primarily due to incremental acquisition-related amortization expense and placing internally developed software into service.

Preliminary Net Income and GAAP EPS

Net loss attributable to RE/MAX Holdings was $25.1 million for the third quarter of 2021 compared to net income of $3.6 million the third quarter of 2020. Reported basic and diluted GAAP loss per share were each $1.34, respectively, for the third quarter of 2021 compared to basic and diluted GAAP EPS of $0.20 each in the third quarter of 2020.

The effective income tax rate decreased to (1.9)% from 23.1% for the three months ended September 30, 2021 and 2020, respectively, primarily driven by the $40.5 million loss on contract settlement that has no tax provision.

Preliminary Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $35.0 million for the third quarter of 2021, an increase of $4.6 million or 15.2% from the third quarter of 2020. Adjusted EBITDA in the third quarter of 2021 increased principally due to contributions from the acquisition of RE/MAX INTEGRA's North American regions, fewer agent recruiting initiatives in the current year, and higher broker fees revenue. Third quarter revenue increases were partially offset by higher personnel costs from headcount increases and the elimination of the corporate bonus and suspension of the 401(k) match in the prior year. Adjusted EBITDA margin was 38.4% in the third quarter of 2021, down compared to 42.7% in the third quarter of 2020.

Adjusted basic and diluted EPS were each $0.71 for the third quarter of 2021 compared to Adjusted basic and diluted EPS of $0.65 and $0.64, respectively, for the third quarter of 2020. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended September 30, 2021 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 59.8% for the quarter ended September 30, 2021.

Preliminary Balance Sheet

As of September 30, 2021, the Company had cash and cash equivalents of $119.4 million, an increase of $18.1 million from December 31, 2020. As of September 30, 2021, the Company had $453.0 million of outstanding debt, net of an unamortized debt discount and issuance costs, compared to $223.6 million as of December 31, 2020.

On July 21, 2021, RE/MAX Holdings announced RE/MAX, LLC amended and restated its Credit Agreement to raise $460 million in term loans and increase the capacity of the revolving facility to $50 million. RE/MAX, LLC used the proceeds from the amended Credit Agreement to repay existing indebtedness of approximately $224 million and to fund the $235 million acquisition of the RE/MAX INTEGRA North American regions.

Immaterial Corrections to Prior Period Financial Statements

During the third quarter of 2021, in analyzing the purchase accounting with respect to the RE/MAX INTEGRA North American regions acquisition, the Company determined that a portion of the acquisition purchase price was attributable to a loss on the settlement of the pre-existing master franchise agreements in which the pre-acquisition royalty rates paid by RE/MAX INTEGRA were below the current market rate. This is in contrast to prior independent region acquisitions, where the Company allocated the entire purchase price to acquired assets, primarily goodwill and other identifiable intangible assets. The Company has determined this same conclusion applied to certain of its other independent regions acquired between 2007 and 2017 where the region paid a royalty rate below the current market rate prior to the acquisition. In these circumstances, the Company's goodwill and identifiable intangible assets balances were overstated, resulting in generally overstated levels of intangible asset amortization expense subsequent to acquisition.

Accordingly, the Company corrected the relevant consolidated financial statements as of December 31, 2020 and for the unaudited three and nine month period ended September 30, 2020 within these preliminary consolidated financial statements. Management has evaluated the materiality of these misstatements based on an analysis of quantitative and qualitative factors and concluded they were not material to the prior period financial statements, individually or in aggregate.

However, in connection with this analysis and correction, the Company identified a material weakness in its internal control over financial reporting related to purchase accounting for certain historical acquisitions (the "Material Weakness"). As a result of the Material Weakness, the Company plans to amend its 2020 Annual Report on Form 10-K for the year ended December 31, 2020 (the "2020 Annual Report") to reflect the conclusion by management that there was a Material Weakness. The Company also expects to receive an amended report on the Company's internal control over financial reporting from KPMG LLP for inclusion in the amendment to its 2020 Annual Report. Once the amended 2020 Annual Report is complete, the Company will file its Quarterly Report on Form 10-Q for the third quarter of 2021 (the "Form 10-Q"). The Company is working to file its amended 2020 Annual Report and Form 10-Q as promptly as possible.

Preliminary Financial Information

The preliminary financial results and other information set forth in this press release related to the Company's third quarter of 2021 are unaudited preliminary numbers, which are subject to change. These results and information have not been reviewed by an independent registered public accounting firm. As a result of the preliminary nature of the financial information set forth in this press release, changes to the financial results may need to be incorporated into the Company's financial statements in the event of subsequent information obtained by the Company after the date of this press release. The Company would be obligated to continue to adjust its financial results for the third quarter of 2021 to account for subsequent activities (Type 1 subsequent events) occurring after the issuance of this press release. As a result, the Company's final results and financial information for the third quarter to be reported in the Company's delayed Form 10-Q might vary in material respects from the preliminary financial information included in this press release.

Dividend

On November 3, 2021, the Company's Board of Directors approved a quarterly cash dividend of $0.23 per share of Class A common stock. The quarterly dividend is payable on December 1, 2021, to shareholders of record at the close of business on November 17, 2021.

Outlook

The Company's fourth quarter and full-year 2021 Outlook assumes no further currency movements, acquisitions or divestitures.

For the fourth quarter of 2021, the Company expects:

  Agent count to increase 2.5% to 3.5% over fourth quarter 2020;
  Revenue in a range of $86.0 million to $90.0 million (including revenue from the Marketing Funds in a range of $22.0 million to $24.0 million); and
  Adjusted EBITDA in a range of $27.5 million to $30.5 million.

For the full-year 2021, the Company is reducing its agent count range due to slower-than-expected global growth, changing its revenue range, and increasing its Adjusted EBITDA range due to better-than-expected third quarter results. The Company expects:

  Agent count to increase 2.5% to 3.5% over full-year 2020, down from 5.0% to 6.0%;
  Revenue in a range of $326.5 million to $330.5 million (including revenue from the Marketing Funds in a range of $81.5 million to $83.5 million), changed from $321.0 million to $336.0 million (including revenue from the Marketing Funds in a range of $80.5 million to $83.5 million); and
  Adjusted EBITDA in a range of $116.0 million to $119.0 million, up from $113.0 million to $118.0 million.

Webcast and Conference Call

The Company will host a conference call for interested parties on Tuesday, November 23, 2021, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the link below:

https://conferencingportals.com/event/tTSuEepd

Interested parties can access a live webcast through the Investor Relations section of the Company's website at http://investors.remaxholdings.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1The Company defines organic revenue growth as revenue growth from continuing operations excluding Marketing Funds, revenue from acquisitions, and foreign currency movements. The Company defines revenue from acquisitions as the revenue generated from the date of an acquisition to its first anniversary (excluding Marketing Funds revenue related to acquisitions where applicable).

2Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

3Total open Motto Mortgage franchises includes only "bricks and mortar" offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any "virtual" offices or "Branchises."

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 140,000 agents in over 8,600 offices across more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 175 offices across almost 40 states.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: the preliminary financial results for the third quarter of 2021; the timing of the Company's announcement of its third quarter 2021 results and filing of the Form 10-Q; the belief that the misstatements were not material to the Company's previously issued financial statements; the expectation of receiving an updated opinion from KPMG; the expectation and timing of amending the Company's 2020 Annual Report; agent count; franchise sales; revenue; operating expenses; the Company's outlook for the fourth quarter and full year 2021; non-GAAP financial measures; housing and mortgage market conditions; the benefits of recent acquisitions including statements about acquisitions diversifying and expanding revenue and growth opportunities; the Company's growth prospects; statements regarding the resolution of the previously reported accounting errors; and the Company's strategic and operating plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) that the preliminary results for the third quarter of 2021 are preliminary and subject to change pending the completion of the Company's quarterly closing process and review, (2) that the Company's review of the immaterial corrections to prior periods and the Material Weakness is ongoing, (3) the timing of the Company's review of the matters described above cannot currently be predicted, (4) that additional adjustments may be identified, the impact of which could be material (5) the global COVID-19 pandemic, which continues to pose significant and widespread risks to the Company's business, including the Company's agents, loan originators, franchisees and employees, as well as home buyers and sellers, (6) changes in the real estate market or interest rates and availability of financing, (7) changes in business and economic activity in general, (8) the Company's ability to attract and retain quality franchisees, (9) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (10) changes in laws and regulations, (11) the Company's ability to enhance, market, and protect its brands, including the RE/MAX and Motto Mortgage brands, (12) the Company's ability to implement its technology initiatives, and (13) fluctuations in foreign currency exchange rates, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at remaxholdings.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1

RE/MAX Holdings, Inc. Preliminary* Consolidated Statements of Income (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Continuing franchise fees	$32,464	$24,339	$84,793	$65,220
Annual dues	8,967	8,638	26,508	26,304
Broker fees	19,245	15,457	48,651	35,327
Marketing Funds fees	23,269	17,290	59,456	46,577
Franchise sales and other revenue	7,052	5,349	21,130	20,124
Total revenue	90,997	71,073	240,538	193,552
Operating expenses:
Selling, operating and administrative expenses	51,099	28,216	133,591	88,241
Marketing Funds expenses	23,269	17,290	59,456	46,577
Depreciation and amortization	8,582	6,730	22,236	19,154
Settlement and impairment charges	45,623	7,902	45,623	7,902
Total operating expenses	128,573	60,138	260,906	161,874
Operating income (loss)	(37,576)	10,935	(20,368)	31,678
Other expenses, net:
Interest expense	(3,315)	(2,159)	(7,537)	(7,028)
Interest income	19	25	201	328
Foreign currency transaction gains (losses)	(435)	94	(818)	(75)
Loss on early extinguishment of debt	(264)	—	(264)	—
Total other expenses, net	(3,995)	(2,040)	(8,418)	(6,775)
Income (loss) before provision for income taxes	(41,571)	8,895	(28,786)	24,903
Provision for income taxes	(792)	(2,057)	(1,454)	(6,584)
Net income (loss)	$(42,363)	$6,838	$(30,240)	$18,319
Less: net income (loss) attributable to non-controlling interest	(17,214)	3,221	(11,515)	8,436
Net income (loss) attributable to RE/MAX Holdings, Inc.	$(25,149)	$3,617	$(18,725)	$9,883

Net income (loss) attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$(1.34)	$0.20	$(1.00)	$0.55
Diluted	$(1.34)	$0.20	$(1.00)	$0.54
Weighted average shares of Class A common stock outstanding
Basic	18,739,564	18,196,454	18,651,858	18,098,227
Diluted	18,739,564	18,368,051	18,651,858	18,182,856
Cash dividends declared per share of Class A common stock	$0.23	$0.22	$0.69	$0.66

*Information for the three and nine months ended September 30, 2021 is preliminary. See "Preliminary Financial Information" above.

TABLE 2

RE/MAX Holdings, Inc. Preliminary* Consolidated Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$119,446	$101,355
Restricted cash	25,150	19,872
Accounts and notes receivable, current portion, less allowances of $10,581 and $11,724, respectively	35,295	29,985
Income taxes receivable	2,459	1,222
Other current assets	19,248	13,938
Total current assets	201,598	166,372
Property and equipment, net of accumulated depreciation of $16,017 and $14,731, respectively	12,455	7,872
Operating lease right of use assets	36,555	38,878
Franchise agreements, net	153,666	69,802
Other intangible assets, net	33,719	29,969
Goodwill	268,390	165,358
Deferred tax assets, net	52,714	50,702
Income taxes receivable, net of current portion	1,980	1,980
Other assets, net of current portion	18,102	15,435
Total assets	$779,179	$546,368
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,895	$2,108
Accrued liabilities	91,193	68,571
Income taxes payable	5,581	9,579
Deferred revenue	25,196	25,282
Current portion of debt	4,600	2,428
Current portion of payable pursuant to tax receivable agreements	3,590	3,590
Operating lease liabilities	6,045	5,687
Total current liabilities	141,100	117,245
Debt, net of current portion	448,390	221,137
Payable pursuant to tax receivable agreements, net of current portion	29,974	29,974
Deferred tax liabilities, net	20,619	490
Deferred revenue, net of current portion	18,356	19,864
Operating lease liabilities, net of current portion	46,614	50,279
Other liabilities, net of current portion	7,945	5,722
Total liabilities	712,998	444,711
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 18,806,194 and 18,390,691 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	510,424	491,422
Retained earnings (accumulated deficit)	(6,585)	25,628
Accumulated other comprehensive income, net of tax	639	612
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	504,480	517,664
Non-controlling interest	(438,299)	(416,007)
Total stockholders' equity	66,181	101,657
Total liabilities and stockholders' equity	$779,179	$546,368

*Information for the three and nine months ended September 30, 2021 is preliminary. See "Preliminary Financial Information" above.

TABLE 3

RE/MAX Holdings, Inc. Preliminary* Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(30,240)	$18,319
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,236	19,154
Impairment charge - leased assets	—	7,902
Impairment charge - goodwill	5,123	—
Bad debt expense	(208)	4,024
Loss on early extinguishment of debt	264	—
Equity-based compensation expense	27,315	8,347
Deferred income tax expense (benefit)	(1,869)	1,889
Fair value adjustments to contingent consideration	330	(105)
Non-cash lease expense (benefit)	(984)	—
Other, net	453	209
Changes in operating assets and liabilities	(5,776)	(16,268)
Net cash provided by operating activities	16,644	43,471
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(12,069)	(4,575)
Acquisitions, net of cash, cash equivalents and restricted cash acquired of $14.1 million and $0.9 million, respectively	(180,402)	(10,627)
Net cash used in investing activities	(192,471)	(15,202)
Cash flows from financing activities:
Proceeds from the issuance of debt	458,850	—
Payments on debt	(226,240)	(1,986)
Capitalized debt amendment costs	(3,871)	—
Distributions paid to non-controlling unitholders	(10,780)	(10,566)
Dividends and dividend equivalents paid to Class A common stockholders	(13,488)	(12,250)
Payments related to tax withholding for share-based compensation	(5,329)	(2,268)
Net cash provided by (used in) financing activities	199,142	(27,070)
Effect of exchange rate changes on cash	54	(30)
Net increase in cash, cash equivalents and restricted cash	23,369	1,169
Cash, cash equivalents and restricted cash, beginning of period	121,227	103,601
Cash, cash equivalents and restricted cash, end of period	$144,596	$104,770

*Information for the three and nine months ended September 30, 2021 is preliminary. See "Preliminary Financial Information" above.

TABLE 4

RE/MAX Holdings, Inc. Agent Count (Unaudited)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2020	2020	2020	2020	2019
Agent Count:
U.S.
Company-Owned Regions	54,578	48,025	48,041	48,212	48,263	47,886	48,840	49,267
Independent Regions	7,429	14,403	14,220	14,091	14,041	13,791	13,828	13,854
U.S. Total	62,007	62,428	62,261	62,303	62,304	61,677	62,668	63,121
Canada
Company-Owned Regions	19,207	6,387	6,262	6,182	6,135	6,102	6,217	6,338
Independent Regions	4,442	16,679	16,248	15,765	15,363	15,193	15,306	15,229
Canada Total	23,649	23,066	22,510	21,947	21,498	21,295	21,523	21,567
U.S. and Canada Total	85,656	85,494	84,771	84,250	83,802	82,972	84,191	84,688
Outside U.S. and Canada
Independent Regions	55,280	54,707	55,443	53,542	50,967	48,933	47,625	46,201
Outside U.S. and Canada Total	55,280	54,707	55,443	53,542	50,967	48,933	47,625	46,201
Total	140,936	140,201	140,214	137,792	134,769	131,905	131,816	130,889

TABLE 5

RE/MAX Holdings, Inc. Preliminary* Adjusted EBITDA Reconciliation to Net Income (In thousands, except percentages) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss) (1)	$(42,363)	$6,838	$(30,240)	$18,319
Depreciation and amortization (1)	8,582	6,730	22,236	19,154
Interest expense	3,315	2,159	7,537	7,028
Interest income	(19)	(25)	(201)	(328)
Provision for income taxes (1)	792	2,057	1,454	6,584
EBITDA	(29,693)	17,759	786	50,757
(Gain) loss on sale or disposition of assets	—	(11)	(10)	(33)
Loss on contract settlement (2)	40,500	—	40,500	—
Loss on extinguishment of debt (3)	264	—	264	—
Impairment charge - leased assets (4)	—	7,902	—	7,902
Impairment charge - goodwill (5)	5,123	—	5,123	—
Equity-based compensation expense	9,008	3,414	27,315	8,347
Acquisition-related expense (6)	9,432	1,021	14,303	1,915
Fair value adjustments to contingent consideration (7)	320	250	330	(105)
Adjusted EBITDA (8)	$34,954	$30,335	$88,611	$68,783
Adjusted EBITDA Margin (8)	38.4%	42.7%	36.8%	35.5%

*Information for the three and nine months ended September 30, 2021 is preliminary. See "Preliminary Financial Information" above.

(1)	Prior year amounts have been restated to reflect the immaterial correction of amortization for certain acquired Independent Regions.
(2)	Represents the effective settlement of the pre-existing master franchise agreement with RE/MAX INTEGRA that was recognized with the acquisition.
(3)	Represents the loss recognized in connection with the amended and restated Senior Secured Credit Facility.
(4)

Represents the impairment recognized on a portion of the Company's corporate headquarters office building. Lease costs are lower by $0.1 million for the quarter and the year-ended December 31, 2020 as a result of the impairment.

(5)	Lower-than-expected adoption rates on the First technology, resulted in downward revision to long-term forecasts, resulting in an impairment charge to the First reporting unit goodwill.
(6)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with the evaluation, due diligence, execution and integration of acquisitions.
(7)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(8)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6

RE/MAX Holdings, Inc. Preliminary* Adjusted Net Income and Adjusted Earnings per Share (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss) (1)	$(42,363)	$6,838	$(30,240)	$18,319
Amortization of acquired intangible assets (1)	6,213	4,731	15,578	14,131
Provision for income taxes (1)	792	2,057	1,454	6,584
Add-backs:
(Gain) loss on sale or disposition of assets	—	(11)	(10)	(33)
Loss on contract settlement (2)	40,500	—	40,500	—
Loss on extinguishment of debt (3)	264	—	264	—
Impairment charge - leased assets (4)	—	7,902	—	7,902
Impairment charge - goodwill (5)	5,123	—	5,123	—
Equity-based compensation expense	9,008	3,414	27,315	8,347
Acquisition-related expense (6)	9,432	1,021	14,303	1,915
Fair value adjustments to contingent consideration (7)	320	250	330	(105)
Adjusted pre-tax net income	29,289	26,202	74,617	57,060
Less: Provision for income taxes at 24% (8)	(7,029)	(6,288)	(17,908)	(13,694)
Adjusted net income (9)	$22,260	$19,914	$56,709	$43,366

Total basic pro forma shares outstanding	31,299,164	30,756,054	31,211,458	30,657,827
Total diluted pro forma shares outstanding	31,299,164	30,927,651	31,211,458	30,742,456

Adjusted net income basic earnings per share (9)	$0.71	$0.65	$1.82	$1.41
Adjusted net income diluted earnings per share (9)	$0.71	$0.64	$1.82	$1.41

*Information for the three and nine months ended September 30, 2021 is preliminary. See "Preliminary Financial Information" above.

(1)	Prior year amounts have been restated to reflect the immaterial correction of amortization for certain acquired Independent Regions.
(2)	Represents the effective settlement of the pre-existing master franchise agreement with RE/MAX INTEGRA that was recognized with the acquisition.
(3)	Represents the loss recognized in connection with the amended and restated Senior Secured Credit Facility.
(4)	Represents the impairment recognized on a portion of the Company's corporate headquarters office building in the prior year.
(5)	Lower-than-expected adoption rates of the First technology, resulted in downward revision to long-term forecasts, resulting in an impairment charge to the First reporting unit goodwill.
(6)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with the evaluation, due diligence, execution, and integration of acquisitions.
(7)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(8)

24% is the combined federal and state statutory rate and is an estimate of the Company's long-term tax rate assuming the full exchange of all outstanding non-controlling interests for Class A common stock. It excludes the impacts of (a) the Company's partnership structure, (b) unusual, non-recurring tax matters, such as the conversion of First and wemlo to LLC's, and (c) lower income for 2020 due to the pandemic.

(9)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7

RE/MAX Holdings, Inc. Preliminary* Pro Forma Shares Outstanding (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,739,564	18,196,454	18,651,858	18,098,227
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	31,299,164	30,756,054	31,211,458	30,657,827

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,739,564	18,196,454	18,651,858	18,098,227
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	—	171,597	—	84,629
Total diluted pro forma weighted average shares outstanding	31,299,164	30,927,651	31,211,458	30,742,456

*Information for the three and nine months ended September 30, 2021 is preliminary. See "Preliminary Financial Information" above.

(1)	In accordance with the treasury stock method.

TABLE 8

RE/MAX Holdings, Inc. Preliminary* Adjusted Free Cash Flow & Unencumbered Cash (Unaudited)
	Nine Months Ended
	September 30,
	2021	2020
Cash flow from operations (1)	$16,644	$43,471
Less: Purchases of property, equipment and capitalization of software	(12,069)	(4,575)
(Increases) decreases in restricted cash of the Marketing Funds (2)	(5,278)	4,965
Adjusted free cash flow (3)	(703)	43,861

Adjusted free cash flow (3)	(703)	43,861
Less: Tax/Other non-dividend distributions to RIHI	(2,113)	(2,277)
Adjusted free cash flow after tax/non-dividend distributions to RIHI (3)	(2,816)	41,584

Adjusted free cash flow after tax/non-dividend distributions to RIHI (3)	(2,816)	41,584
Less: Debt principal payments	(2,403)	(1,986)
Unencumbered cash generated (3)	$(5,219)	$39,598

Summary
Cash flow from operations	$16,644	$43,471
Adjusted free cash flow (3)	$(703)	$43,861
Adjusted free cash flow after tax/non-dividend distributions to RIHI (3)	$(2,816)	$41,584
Unencumbered cash generated (2)	$(5,219)	$39,598

Adjusted EBITDA (3)	$88,611	$68,783
Adjusted free cash flow as % of Adjusted EBITDA (3)	(0.8)%	63.8%
Adjusted free cash flow less distributions to RIHI as % of Adjusted EBITDA (3)	(3.2)%	60.5%
Unencumbered cash generated as % of Adjusted EBITDA (3)	(5.9)%	57.6%

*Information for the three and nine months ended September 30, 2021 is preliminary. See "Preliminary Financial Information" above.

(1)

Cash flow from operations is significantly lower in 2021 due to the allocation of $40.5 million of the total consideration paid to
RE/MAX INTEGRA toward a loss on settlement of the pre-existing franchise contracts, which results in a corresponding reduction to cash flow from operations.  Such amount is unusual and not expected to recur in future periods.

(2)

This line reflects any subsequent changes in the restricted cash balance (which under GAAP reflects as either (a) an increase or decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining adjusted free cash flow.

(3)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and adjusted free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

Because Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, non-cash impairment charges, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Adjusted free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to adjusted free cash flow is removed. The Company believes adjusted free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential Independent Region and strategic acquisitions, dividend payments or other strategic uses of cash.

Adjusted free cash flow after tax and non-dividend distributions to RIHI is calculated as adjusted free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, adjusted free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as adjusted free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor Contact, Andy Schulz, (303) 796-3287, aschulz@remax.com Media Contact, Kerry McGovern, (303) 796-3283, kmcgovern@remax.com